Exhibit 10.16

January 20, 2004

Marangal I. Domingo
17232 SE 43rd Street
Issaquah, WA 98027

Dear Marangal I. Domingo:

         Congratulations! On behalf of Downey Financial Corp. ("DFC"), I am pleased to offer you the position of Chief Executive Officer of DFC and Downey Savings and Loan Association, F.A. ("Downey Savings" and with DFC, collectively, "Downey"), pending approval of the Downey Board of Directors. You will also be appointed to the Board of Directors of DFC and Downey Savings, pending the approval of the DFC shareholders at our next annual shareholders meeting. Unless mutually agreed upon, we expect you to start no later than February 2, 2004, in our Newport Beach offices. You will report directly to the Chairman of Downey. This letter outlines the terms of your new position.

           Compensation

         Your base salary will be $750,000 per year.

         You are also eligible for a bonus each year, up to $1 million per year, as follows:

1.          If Downey’s return on equity ("ROE") for the year is at least 12.5%, your bonus will be $333,333.
2.          If Downey’s ROE for the year is at least 14% on an annualized basis, then your bonus will be $666,667.
3.          If Downey’s ROE for the year is 15% or more on an annualized basis, then your bonus will be $1 million.

         For 2004 only, the ROE calculation will be based on the fourth quarter 2004 results, calculated on an annualized basis.

         Your bonus, if any, will be paid to you by January 31st of the following year. You will be allowed to convert up to 100% of your bonus compensation into shares of stock of DFC based on the closing price of DFC stock on January 30 of the year the bonus is paid. You will receive the 2004 bonus only if you remain employed through December 31, 2004 or are terminated without cause prior to December 31, 2004. Should Downey terminate your employment without cause during 2004, you will be entitled to receive a pro-rated share of your annual bonus compensation as provided below in the Severance section. You will not be eligible to earn any bonus if you are terminated with cause.

OfferLetter

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Mr. Marangal I. Domingo
January 20, 2004
Page -2-

         Termination for "cause" shall mean: (i) your willful and continued failure to perform stated duties (other than a failure resulting from disability); (ii) commission by you of an act or acts resulting in your conviction of a felony; (iii) an act or acts by you constituting gross negligence or willful misconduct in the performance of stated duties; (iv) a violation of Downey’s Code of Ethical Conduct which would typically result in termination; (v) breach of fiduciary duty against Downey involving personal profit; or (vi) a violation of any rule or regulation imposed by the Office of Thrift Supervision or the Federal Deposit Insurance Corporation to which Downey is subject and which results in material harm to Downey.

           Signing Bonus

         Downey will pay you a one-time signing bonus of $250,000. It will be paid in your first normally scheduled paycheck.

           Benefits

         Effective on your start date, you will be entitled to paid personal time off, group medical, life insurance and other Downey Savings benefits programs provided to senior executive officers other than the incentive compensation provided to such other executive officers. Downey will also reimburse you for ordinary and necessary business expenses.

           Relocation Package

         To cover all commuting expenses you may incur between your start date and July 2005, Downey will pay you a lump sum of $39,000. In addition, Downey will reimburse you for up to two (2) home finding trips for your spouse, up to four (4) days per trip, to cover actual, reasonable expenses for coach airfare, lodging, and ground transportation. Finally, Downey will reimburse you for reasonable expenses to move your personal belongings to Orange County, California, up to a maximum of $25,000, with written proof of such moving expenses.

           Severance

         If you are terminated during 2004 without cause, in addition to your base salary earned through the termination date, you will be entitled to receive as severance $750,000 plus a pro-rated portion of your 2004 bonus, if any, as determined after the end of 2004. You will also receive this severance if during 2004:

1.          You are demoted, your base compensation is reduced below $750,000 per year or your maximum annual bonus opportunity is reduced below $1 million; or
2.          Downey is sold, acquired by or merges with another company; or
3.          The Board of Directors acknowledge new leadership by a different company that has assumed management control over Downey; or
4.          Maurice McAlister sells a majority of his interest in Downey.

OfferLetter

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Mr. Marangal I. Domingo
January 20, 2004
Page -3-

         If you are terminated without cause during any year after 2004, in addition to your base salary earned through the termination date, you will be entitled to receive as severance $750,000. You will also receive this severance if during any year after 2004:

1.          You are demoted, your base compensation is reduced below $750,000 per year or your maximum annual bonus opportunity is reduced below $1 million; or
2.          Downey is sold, acquired by or merges with another company; or
3.          The Board of Directors acknowledge new leadership by a different company that has assumed management control over Downey; or
4.          Maurice McAlister sells a majority of his interest in Downey.

           Additional Provision

         When you accept our offer, you will be employed on an at will basis, meaning that either you or Downey may terminate our relationship at any time for any reason, without cause. No representations to the contrary are effective unless in writing and approved by the Board of Directors.

         This offer of employment is contingent, in part, on the following conditions:

1.          The results of your background and reference check;
2.          Acceptance for bonding;
3.          Confirmation of your employment and education history; and
4.          Proof of your legal right to work in the United States.

         If you agree to the terms of this offer, please indicate so by signing this letter and returning it to Gary F. Torrell, General Counsel, at 3501 Jamboree Road, North Tower, 5th Floor, Newport Beach, CA 92660.

         We have enjoyed getting to know you through the interview process and look forward to the opportunity to have you on our team. I hope that you will accept this offer and I look forward to a great future together.

                                                            Sincerely,

                                                            /s/ Maurice L. McAlister
                                                             Maurice L. McAlister
                                                             Chairman

Acceptance:

I accept employment with Downey according to the terms of this letter.

/s/ Marangal I. Domingo                                January 21, 2004
Marangal I. Domingo                                     Date

MLM/gft/sm

OfferLetter

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